Exhibit 3.8

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS LED 09:00 AM 10/02/2001 010488708 - 3442035 CERTIFICATE OF INCORPORATION OF WFM IP INVESTMENTS, INC 1. The name of the Corporation is WFM IP Investments, Inc. 2. The address of the Corporation’s registered office in the State of Delaware Dupont Highway, City of Dover, County of Kent. The name of its registered agent at such address is Capital Services, Inc. 3. The purpose of the Corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of the State of Delaware. 4. The Corporation is authorized to issue 10,000 share of common stock, 5.01 par share. 5. The name and mailing address of the incorporator is: Bruce H. Hallett. Hallett & Perrin, P.C. 717 N. Harwood, Suite 1400 Dallas, Texas 75201 6. The number of directors of the Corporation shall be fixed in the manner provide in Bylaws of the Corporation, and until changed in the manner provided in the Bylaws shall be one in number. The names and mailing addresses of the persons who are to serves as the persons until the first annual meeting of stockholders or until their successors are elected and qualified are as follows: Name Address Michael Besancon 15315 Magnolia Boulevard, Suite 320 Sherman Oaks, California 91403 In furtherance and not in limitation of the power conferred by statute, the Board of Directors of the Corporation shall have the power of adopt, amend or repeal the Bylaws of the Corporation.

7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation. 8. A director of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damage for breach of his or her fiduciary duty to the Corporation of its stockholders. The undersigned, being the incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 1st day of October, 2001. [ILLEGIBLE] Bruce H. Hallett 185172.2